Exhibit 99.1

News Release

Otsuka Pharmaceutical to Acquire Astex Pharmaceuticals for $8.50 Per Share in Cash

Astex to Host Analyst/Investor Conference Call today at 8:00 a.m. ET

TOKYO, Japan and DUBLIN, California, September 5, 2013 — Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) and Astex Pharmaceuticals, Inc. (NASDAQ: ASTX; “Astex”), announced today that their respective Boards of Directors have unanimously approved a transaction under which Otsuka will acquire all of the outstanding shares of Astex for $8.50 per share in cash representing a 48% premium to the average closing stock price for the prior 30 day period.  The purchase price represents a fully diluted equity value of approximately $886 million, calculated using the treasury stock method. Otsuka intends to effect the transaction through a tender offer and expects to close the transaction early in the fourth quarter of 2013, subject to the satisfaction of customary closing conditions.

Astex is dedicated to the discovery and development of novel small molecule therapeutics with a particular focus on oncology. Astex has built an important myelodysplastic syndromes (MDS) franchise with DACOGEN® (decitabine) for Injection. DACOGEN was also recently approved in Europe for the treatment of (elderly) acute myeloid leukemia (AML) in patients over 65 years of age. Astex’s lead clinical development candidates are SGI-110, a novel and potential best-in-class subcutaneous hypomethylating agent which is being evaluated in multiple clinical studies for a variety of hematological and solid tumor oncology indications, including MDS, AML, ovarian cancer and liver cancer, and AT13387, a novel, second generation HSP90 inhibitor being evaluated in clinical studies in the treatment of prostate and lung cancers. Astex also has five partner-funded programs that are being developed by Novartis, AstraZeneca, Janssen and through a clinical development partnership with Cancer Research (UK).

The acquisition of Astex adds to Otsuka’s existing discovery capabilities and pipeline of therapeutic products for neuroscience, cardiovascular, and oncology indications, and it provides Otsuka with PYRAMID™, the proven, world-class drug discovery platform developed by Astex. Otsuka’s approved products in the US include: ABILIFY® (aripiprazole), SAMSCA® (tolvaptan) and IV BUSULFEX® (bulsufan).

“We believe that Otsuka’s financial resources and development expertise will enhance Astex’s ability to build further its oncology portfolio, pipeline, and discovery prowess,” said James S.J. Manuso, PhD, chairman and chief executive officer of Astex Pharmaceuticals. “This transaction recognizes the meaningful assets our employees have created. Most importantly, however, patients will benefit substantially from the larger drug discovery, development and commercialization platform a combined Otsuka and Astex will deliver.”

Dr. Taro Iwamoto, Otsuka Pharmaceutical’s President and Representative Director, remarked, “I hope that this acquisition of Astex will strengthen not only our cancer portfolio but also our drug discovery research in the central nervous system field, through the acquisition of Astex’s fragment-based drug design technology at its Cambridge, England research headquarters and its California clinical oncology R&D department.  Astex’s unique fragment-based drug discovery technology and clinical oncology research and development capabilities, born out of the passion of its researchers, exemplify our corporate mottos and belief in “Sozosei (Creativity) and Jissho (Proof through Execution).  I would like Otsuka Pharmaceutical to continue to respect Astex’s uniqueness and leverage it to bring further growth for Otsuka Pharmaceutical.”

Jefferies LLC is acting as exclusive financial advisor to Astex and Wilson Sonsini Goodrich & Rosati P.C. is serving as Astex’s legal counsel. Goldman Sachs is acting as exclusive financial advisor to Otsuka; Skadden, Arps, Slate, Meagher & Flom LLP is serving as Otsuka’s legal counsel.

Investor Conference Call / Webcast Information

Astex will host a conference call at 8:00 a.m. EDT on Thursday, September 5, 2013 to provide more information on this announcement.  The webcast may be accessed at www.astx.com. A real-time and post-call webcast will be available for 7 days following the call under the Investor section of www.astx.com.

Conference Call Dial-in, Domestic: (877) 266-0482

International: (973) 200-3092

Passcode: 54107969

Replay Dial-in, Domestic: (855) 859-2056

International: (404) 537-3406

Passcode: 54107969

About Otsuka Pharmaceutical

Founded in 1964, Otsuka Pharmaceutical Co., Ltd. Otsuka Pharmaceutical Co., Ltd. is dedicated to the research & development of highly-innovative drugs and diagnostics. Leveraging their research culture of curiosity, determination and unconventional thinking, they strive for solutions that only Otsuka can deliver to improve the health of people across the world. Otsuka is a global healthcare company with the corporate philosophy: ‘Otsuka-people creating new products for better health worldwide.’ Otsuka researches, develops, manufactures and markets innovative and original products, with a focus on pharmaceutical products for the treatment of diseases and consumer products for the maintenance of everyday health. Otsuka is committed to being a corporation that creates global value, adhering to the high ethical standards required of a company involved in human health and life, maintaining a dynamic corporate culture, and working in harmony with local communities and the natural environment.

Otsuka Pharmaceutical Co., Ltd. is a wholly owned subsidiary of Otsuka Holdings Co., Ltd., the holding company for the Otsuka Group. The Otsuka Group has business operations in 26 countries and regions around the world, with consolidated sales of ¥1,218.1 billion for fiscal year 2012.

About Astex Pharmaceuticals

Astex Pharmaceuticals is dedicated to the discovery and development of novel small molecule therapeutics with a focus on oncology.  The Company is developing a proprietary pipeline of novel therapies and is creating de-risked products for partnership with leading pharmaceutical companies.  Astex Pharmaceuticals developed DACOGEN® (decitabine) for Injection and receives significant royalties on global sales.

For more information about Astex Pharmaceuticals, Inc., please visit http://www.astx.com.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Astex Pharmaceuticals, Inc. (“Astex”) described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Astex pursuant to the tender offer by Autumn Acquisition Corporation (“Acquisition Sub”), a wholly-owned subsidiary of Otsuka Pharmaceutical Co., Ltd. (“Otsuka”), or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Otsuka and Acquisition Sub. In addition, Astex will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Astex’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Acquisition Sub’s tender offer because they contain important information, including the terms and conditions of the offer. Astex’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.

Participants in Solicitation

In the event that Astex is required to solicit proxies to approve a second step merger in connection with the proposed transaction, Astex and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Astex common stock in respect of the second step merger contemplated by the proposed transaction. Information about the directors and executive officers of Astex is set forth in the proxy statement for Astex’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2013. In the event that Astex is required to solicit proxies to approve a second step merger in connection with the proposed transaction, investors may obtain additional information regarding the interest of such participants in the proposed transaction by reading the definitive proxy statement regarding the acquisition when it becomes available.

Forward-Looking Statements

This document contains certain statements which constitute forward-looking statements. These forward-looking statements include statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Astex’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all.

Contacts for Astex:

Timothy L. Enns Astex Pharmaceuticals, Inc. Senior Vice President Corporate Communications & Marketing Tel: +1 (925) 560-2810 E-mail: tim.enns@astx.com	Susanna Chau Astex Pharmaceuticals, Inc. Manager Investor Relations Tel: +1 (925) 560-2845 E-mail: susanna.chau@astx.com
Alan Roemer The Trout Group Managing Director Tel: +1 (646) 378-2945 E-mail: aroemer@troutgroup.com